Exhibit 10.2

                               SECOND AMENDMENT TO
                               ALLIANCE AGREEMENT

THIS SECOND AMENDMENT ("Second Amendment") to the Alliance Agreement dated November 24, 1999, as heretofore amended (hereinafter, the "Alliance Agreement"), between MACROVISION CORPORATION a Delaware corporation having its principal place of business located at 1341 Orleans Drive, Sunnyvale, California 94089, telephone number (408) 743-8600, facsimile number (408) 743-8610, and TTR TECHNOLOGIES, INC. a Delaware corporation having executive offices at 575 Lexington Avenue, New York, NY 10022, telephone number (212) 527-7599, facsimile number 530-690-7812, amends the Agreement, after signature by both parties, effective as of June 29, 2001, as follows:

                                    RECITALS

WHEREAS the Parties entered into an Alliance Agreement on November 24, 1999 to jointly develop the Music Protection Technology;

WHEREAS the Parties recognize that the research and development efforts of the Parties required to develop a marketable Music Protection Technology have exceeded the expectations of the Parties;

WHEREAS the Parties also recognize the unanticipated need that may require Macrovision to supply and support a digital rights management (DRM) technology in conjunction with the Music Protection Technology;

WHEREAS the Parties hereby desire to address the unanticipated high level of research and development necessary to develop the Music Protection Technology and the need to supply and support a DRM technology in conjunction with the Music Protection Technology, as well as certain other collateral matters, including, without limitation, the royalties payable to TTR under the Alliance Agreement;

                                    AMENDMENT

NOW THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties agree to amend the Agreement as follows:

1. The following new Section 2.6 (Personnel) is hereby added to the Agreement:

      "2.6 Personnel.

            (a) Designated Personnel. Subject to the terms set forth herein, TTR shall dedicate and make its employee Baruch Solish (the "TTR Employee") available to Macrovision at Macrovision's Woodley, England facility, from June 1, 2001 until January 31, 2002 (the "Availability Period") (and thereafter for additional periods of time upon mutual written consent of the parties) in accordance with the availability schedule set forth below. During the Availability Period, the TTR Employee shall be solely dedicated to the development effort of the Music Protection Technology while located at Macrovision's Woodley, England facility.


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      TTR is responsible for paying any and all costs and expenses of the TTR
      Employee in accordance with Section 2.2 (Expenses) of the Agreement.

            (b) Availability Schedule. TTR shall make the TTR Employee available to Macrovision (at Macrovision's Woodley, England facility) during the period from June 1, 2001 until September 14, 2001 as provided in Appendix I (Availability Period) attached hereto. In addition, TTR shall make such TTR Employee available to work exclusively on the Music Protection Technology (at Macrovision's Woodley, England facility) for a minimum of four (4) consecutive business days per calendar month from October 15, 2001 until January 31, 2002, and a minimum of ten (10) extra days per calendar month during such period (i.e., October 15, 2001 to January 31, 2002) working from TTR's offices in Israel as provided in Appendix I (Availability Period) attached hereto.

            (c) Independent Employee. TTR understands and accepts that nothing in this Agreement shall be construed as creating an employer-employee relationship between Macrovision and the TTR Employee. TTR further understands and accepts that the TTR Employee is not an agent of Macrovision and is not authorized to make any representations, contract, or commitment on behalf of Macrovision unless specifically requested or authorized to do so in writing by Macrovision (and TTR consents to such in writing). TTR agrees to indemnify and hold harmless Macrovision from any and all damages to Macrovision's physical premises and tangible property thereon, and authorized personnel, incurred by reason of the TTR Employee's unlawful or negligent conduct while performing services at Macrovision's Woodley, England facility during the Availability Period.

            (d) Alternate TTR Employee. TTR agrees that if, for any reason whatsoever, the TTR Employee becomes unavailable or unwilling to fulfill the requirements and conditions set forth herein, TTR shall promptly designate (subject to Macrovision's reasonable approval) an alternate employee with the appropriate technical skills and knowledge to replace the TTR Employee. Macrovision shall have the right to deny any such alternate employee that TTR designates solely on reasons relating to such alternate employee's technical competence, knowledge, or professional ability to perform the services or complete the work. If Macrovision denies any such alternate employee, Macrovision may hire an outside consultant or employee to replace the TTR Employee. TTR agrees to pay any and all costs and expenses, per Section 2.2 (Expenses) of the Agreement, for any such outside consultant or employee that Macrovision hires to replace the TTR Employee, provided, that such amount shall not exceed, in the aggregate, $17,750 per month. In either such event, such alternate employee shall become known as the TTR Employee."

2. The following new Section 3.5 (Macrovision's DRM Technology) is hereby added to the Agreement:

      "3.5 Macrovision's DRM Solution.

            (a) Definition. For the purposes of the Agreement, the "Macrovision DRM Solution" shall mean any and all software, hardware, interface, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds, owned by or licensed to Macrovision which relate principally to the digital rights management of, including but not limited to, audio applications, software applications, and/or digital assets or information, which Macrovision developed or develops prior to or following the Effective Date of this Agreement,


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      which can be shown by Macrovision by reasonable tangible evidence to have been developed independently by Macrovision or by such other party without the use or exploitation of TTR Technology or the efforts of the TTR Employee.

            (b) Separate Technology. The Macrovision DRM Solution and all Intellectual Property Rights therein are, and/or will remain, the sole and exclusive property of Macrovision and its suppliers, if any. TTR agrees that the Macrovision DRM Solution shall at all times remain separate and apart from any Joint Technology of the Parties and shall not be considered Joint Technology of the Parties or part of the Music Protection Technology, or covered within the Field of Use. TTR agrees that it shall have no rights in or to the Macrovision DRM Solution, nor, unless otherwise agreed between the parties in writing, shall TTR have any rights to receive any royalties or fees pursuant to Section 5 (Royalties) of the Agreement, from Macrovision's licensing of the Macrovision DRM Solution as a stand-alone product. TTR understands and accepts that Macrovision shall at all times have the right to license, market or otherwise exploit the Macrovision DRM Solution as a stand-alone product, along with or separate and apart from the Music Protection Technology. Macrovision agrees to fund and pay the costs and expenses of the development of the Macrovision DRM Solution. Macrovision agrees to license and price the Macrovision DRM Solution (and any third party's DRM solution that is available to Macrovision) separate and apart from the Music Protection Technology. For the avoidance of doubt, the Parties agree that Macrovision may market and promote the Macrovision DRM Solution as a stand-alone product along with the Music Protection Technology, provided that Macrovision licenses and prices the Macrovision DRM Solution separate and apart from the Music Protection Technology. If Macrovision markets and promotes the Macrovision DRM Solution along with the Music Protection Technology, Macrovision agrees that it will market and promote both the Macrovision DRM Solution and Music Protection Technology in a fair and equitable manner. In addition, Macrovision agrees to inform its prospective licensees that Macrovision is precluded from licensing the Macrovision DRM Solution (and any third party's DRM solution that is available to Macrovision) as a portion of the Music Protection Technology since TTR, along with Macrovision, holds the rights to the Music Protection Technology.

            (c) Bundling. Notwithstanding the forgoing Section 3.5 (b), if the Parties mutually agree in writing that market forces dictate the licensing of the Macrovision DRM Solution (or any third party's DRM solution that is available to Macrovision) as a portion of the Music Protection Technology, the Parties will, subject to the terms of Section 3.5 hereof, negotiate in good faith the allocation of revenue to the Macrovision DRM Solution between TTR and Macrovision. Macrovision agrees that it shall not license the Macrovision DRM Solution (or any third party's DRM solution that is available to Macrovision) as a portion of the Music Protection Technology until the allocation of revenue to the Macrovision DRM Solution (or any such third party's DRM solution) has been mutually agreed to in writing by Macrovision and TTR.

            (d) Third-Party DRM Solutions. If, for any reason, Macrovision is required to pay any costs, fees or expenses to interface a third party's DRM solution with the Music Protection Technology in order to license the Music Protection Technology, and Macrovision is unable to recover all such costs, fees or expenses from any such third party, subject to the provisions of Section 3.5(c) above TTR agrees to partially reimburse Macrovision for such costs, fees and expenses (including but not limited to any and all ongoing development and support costs, fees and expenses) incurred by Macrovision for Macrovision's efforts in developing and/or


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      supporting the interface; provided, that this provision shall apply solely in circumstances where TTR has agreed in advance in writing with the need for such interface. The Parties agree to negotiate in good faith the reimbursements that TTR shall pay to Macrovision for such costs, fees and expenses."

3. Section 5.1 (a) (Royalty Rate) of the Agreement is hereby amended by deleting the words "Except as provided below in this Section 5," from such Section.

4. The first sentence of Section 5.1 (b) (Delayed Commercial Launch) of the Agreement (as amended) is hereby deleted from the Agreement in its entirety.

5. The heading of Section 5.1 (b) "(Delayed Commercial Launch)" of the Agreement (as amended) is hereby deleted from the agreement and replaced with the heading "(Commercial Launch)".

6. The following new Section 5.6 (Research and Development Expenses) is hereby added to the Agreement:

      "TTR shall pay to Macrovision a non-refundable, monthly fee of twenty-thousand-US-dollars (US $20,000.00) to cover unanticipated research and development (R&D) expenses incurred by Macrovision. TTR shall pay such fees to Macrovision for twelve (12) consecutive months. TTR shall commence paying such fees to Macrovision on June 1, 2001 and shall continue paying such fees to Macrovision through May 1, 2002. Except for the first monthly fee, which shall be due and payable upon the execution of this Second Amendment by TTR, TTR shall pay all such monthly fees to Macrovision on the first day of each such month between July 1, 2001 and May 1, 2002. The Parties agree to discuss in good-faith continued R&D funding and extending the TTR Employee's Availability Period, should the ongoing R&D effort necessary to sustain a viable Music Protection Technology business remain at the extraordinary and unanticipated level required of the Parties between September 1, 2000 and January 31, 2002."

7. All other terms of the Agreement remain unchanged. All defined terms used in this Second Amendment have the same meaning attributed to them in the Agreement.

IN WITNESS WHEREOF, this Second Amendment to the Agreement has been executed and delivered by the parties hereto.

MACROVISION CORPORATION                   TTR TECHNOLOGIES, INC.


By: /s/ Chris Wilcox                      By: /s/ Emanuel Kronitz
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Name: Chris Wilcox                        Name: Emanuel Kronitz
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Title: Director, Contracts & Licensing    Title: Chief Operating Officer
      ---------------------------------         --------------------------------

Date:  7/5/2001                           Date: 6/30/2001
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